UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 26, 2025
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC
8.00% Notes due 2028	NEWTI	Nasdaq Global Market LLC
8.50% Notes due 2029	NEWTG	Nasdaq Global Market LLC
8.625% Notes due 2029	NEWTH	Nasdaq Global Market LLC
Depositary Shares, each representing a 1/40th interest in a share of 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	NEWTP	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Forward-Looking Statements

Statements in NewtekOne, Inc.’s (the “Company”) Current Report on Form 8-K and the Exhibit hereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in the Company's filings with the Securities and Exchange Commission which are available on the Company's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made, and the Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Item 1.02 Termination of a Material Definitive Agreement.

On September 26, 2025 (the “Closing Date”), the Company’s wholly-owned subsidiary Newtek Merchant Solutions, LLC (“NMS”) repaid in full all of the outstanding obligations under that certain Credit Agreement, dated as of November 8, 2018 (as amended, restated, supplemented or otherwise modified, the “Webster Credit Agreement” and the credit facility made available thereunder, the “Webster Facility”), by and among NMS, the other loan parties party thereto (the “Loan Parties”), the several banks and other parties thereto as lenders (the “Credit Parties”), and Webster Bank, National Association (“Webster Bank”) as administrative agent for each of the other Credit Parties. As a result, the Webster Credit Agreement and the other loan documents executed in connection therewith have been terminated, including that certain Parent Guaranty Agreement, dated as of November 8, 2018, by and between the Company and Webster Bank. No early termination penalties were incurred by the Company or the Loan Parties as a result of the termination.

Item 8.01. Other Events.

On the Closing Date, NMS and its wholly-owned subsidiary, Mobil Money, LLC (collectively, the “Borrowers”), together with NBSH Holdings, LLC, the direct sole member of NMS, as guarantor, entered into a Credit and Guaranty Agreement (the “Goldman Credit Agreement”), with Private Credit at Goldman Sachs Alternatives ("Goldman") as Administrative Agent and Collateral Agent thereunder and the lenders party thereto from time to time (the “Lenders”). Pursuant to the terms of the Goldman Credit Agreement, the Lenders made available to the Borrowers term loans up to an aggregate principal amount of $90,000,000 (the “Term Loans”) and a revolving facility up to an aggregate principal amount of $5,000,000 (together with the Term Loans, collectively the “Goldman Facility”). The Goldman Facility will mature on September 26, 2030.

On the Closing Date, the Borrowers drew down the full $90,000,000 in Term Loans and used the proceeds to repay in full the outstanding amounts under the Webster Facility and pay transaction expenses related to the closing of the Goldman Facility. In addition, the Borrowers intend to use the proceeds to fund $58.5 million of loans to the Company. The Company intends to use the proceeds of such loans to repay and reduce the Company’s outstanding unsecured debt, repurchase Company common shares (subject to market conditions and the terms of existing or any future share repurchase authorizations by the Company’s board of directors) and for other general corporate purposes.

Pursuant to the terms of the guaranty under the Goldman Credit Agreement, NBSH has unconditionally guaranteed the prompt and unconditional payment of all of the Borrowers’ obligations under the Goldman Credit Agreement.

On September 30, 2025, the Company issued a press release announcing its entry into the Goldman Credit Agreement and the transactions contemplated thereby. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 9.01     Financial Statement and Exhibits
(d)  Exhibits.

Exhibit Number	Description

99.1	NewtekOne, Inc. Press Release dated September 30, 2025
104	Cover Page Interactive Data File

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: September 30, 2025	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board